UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

Cassava Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41905	91-1911336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6801 N Capital of Texas Highway, Building 1; Suite 300
Austin, Texas 78731
(Address of Principal Executive Offices) (Zip Code)

(512) 501-2444
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Background
Between August 27, 2021 and October 26, 2021, four putative class action lawsuits were filed alleging violations of the federal securities laws by the Company and certain named officers. These actions were filed in the U.S. District Court for the Western District of Texas (the “Texas District Court”). The complaints seek unspecified compensatory damages and other relief on behalf of a purported class of purchasers of the Company's securities. On June 30, 2022, a federal judge consolidated the four class action lawsuits into one case (the “Consolidated Securities Action”) and appointed a lead plaintiff and a lead counsel. Pursuant to Local Rule CV-88(g) governing Alternative Dispute Resolution (“ADR”), the parties to the Consolidated Securities Action engaged in mediation with David M. Murphy of Phillips Alternative Dispute Resolutions Enterprises (the “Mediator”).

Settlement Term Sheet Summary
On December 19, 2025, at the direction of the Mediator, plaintiffs in the Consolidated Securities Action (“Plaintiffs”) filed a Final ADR Report with the Texas District Court as required by Local Rule CV-88(g). As stated in the Final ADR Report, defendants Cassava and Eric J. Schoen (the “Cassava Defendants”) and Plaintiffs have accepted a double-blind Mediator’s Recommendation, reflected in a binding term sheet (the “Term Sheet”) pursuant to which the Cassava Defendants will pay Plaintiffs $31.25 million to achieve a complete settlement of all claims and causes of action that have been or could be asserted by Plaintiffs in exchange for full and complete releases. The Final ADR Report further states that, although defendants Remi Barbier and Lindsay Burns (the “Non-Settling Defendants”), did not execute the Term Sheet, those individuals are indemnified by Cassava and under the Term Sheet are entitled to receive full and complete releases along with Cassava upon final approval of a settlement by the Texas District Court.

As the Term Sheet has been interpreted by the Mediator, the Term Sheet now constitutes a complete and enforceable settlement agreement of Cassava Defendants and the class, which is defined as all purchasers or acquirers of Company common stock or call options on Company common stock or sellers of put options on Company common stock between September 14, 2020 and October 12, 2023 (subject to certain exclusions), inclusive (the “Class Period”) in respect of the Consolidated Securities Action.

The Mediator determined that it is for the Texas District Court to resolve the question whether later-filed securities class action litigation should be consolidated in the Consolidated Securities Action.

The Term Sheet provides that the Company will pay a settlement amount equal to $31.25 million, which is expected to be placed into escrow in January 2026. In exchange, the Plaintiffs and the class will grant full and complete releases in favor of the Cassava Defendants and the Non-Settling Defendants of all of their claims that were or could have been asserted in the Consolidated Securities Action and will dismiss with prejudice the claims asserted against the Non-Settling Defendants. The settlement is not an admission of fault or wrongdoing by the Company.

The Company reserved a loss contingency of $31.25 million in the second quarter of 2025 relating to the Consolidated Securities Action.

The Cassava Defendants and Plaintiffs intend to prepare a formal stipulation of settlement and motion for preliminary approval of the settlement describing the terms of the proposed settlement, which will be presented to the Texas District Court for preliminary approval. Following preliminary approval of the proposed settlement by the Texas District Court and a notice and review period for class members, Plaintiffs will seek final approval of the proposed settlement from the Texas District Court.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Cassava Sciences, Inc.
a Delaware corporation

Date: December 23, 2025	By:	/s/ Eric J. Schoen
Eric J. Schoen
Chief Financial Officer